Exhibit 99.B(e)(1)(i)

October 22, 2008

Todd Modic

Senior Vice President

ING Funds Distributor, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Underwriting Agreement dated January 1, 2002, between ING Series Fund, Inc. and ING Funds Distributor, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING Alternative Beta (the “Fund”), a newly established series of ING Series Fund, Inc., effective October 22, 2008, upon all of the terms and conditions set forth in the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule of Approvals of the Agreement.  The Amended Schedule of Approvals is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the Fund.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Series Fund, Inc.

ACCEPTED AND AGREED TO:
ING Funds Distributor, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Series Fund, Inc.
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com

AMENDED SCHEDULE OF APPROVALS

with respect to the

UNDERWRITING AGREEMENT

between

ING SERIES FUND, INC.

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

Brokerage Cash Reserves
ING 130/30 Fundamental Research Fund
ING Alternative Beta Fund
ING Balanced Fund
ING Corporate Leaders 100 Fund
ING Global Target Payment Fund
ING Global Science and Technology Fund
ING Growth and Income Fund
ING Index Plus LargeCap Fund
ING Index Plus MidCap Fund
ING Index Plus SmallCap Fund
ING Money Market Fund
ING Small Company Fund
ING Strategic Allocation Conservative Fund
ING Strategic Allocation Growth Fund
ING Strategic Allocation Moderate Fund
ING Tactical Asset Allocation Fund